UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 17, 2014

RIGHTSIDE GROUP, LTD.

(Exact name of Registrant as specified in its charter)

Delaware	001-36262	32-0415537
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

5808 Lake Washington Blvd. NE, Suite 300 Kirkland, Washington	98033
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 298-2500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On October 17, 2014, Namecheap, Inc. (“Namecheap”) issued a Senior Unsecured Promissory Note (the “Note”) to Rightside Group, Ltd. (the “Company” or “Rightside”) in the original principal amount of $2,500,000, which bears interest at a rate determined in part by reference to the 6-month LIBOR rate. The Note was issued in connection with the Registrar Agreement between Rightside’s affiliate, eNom, Incorporated, and Namecheap dated December 23, 2013, as amended and filed as Exhibit 10.13 to Amendment No. 5 to the Company’s Registration Statement on Form 10, filed with the Securities and Exchange Commission on July 3, 2014 (the “Registrar Agreement”). The proceeds from the Note may be used for general corporate purposes by Namecheap. Once the Note has been repaid by Namecheap, no portion of the Note may be reborrowed.

The Note has a maturity date of December 31, 2014, which  may be extended by Namecheap up to one additional year for a maturity date through December 31, 2015 if certain conditions are met, including the outstanding principal balance of the Note not exceeding an agreed maximum balance on December 31, 2014 and the extension of Namecheap’s exclusivity obligations under the Registrar Agreement to a date concurrent with the newly extended maturity date of the Note. The Note is unsecured, but Rightside shall have a first priority lien if Namecheap proposes to raise new secured debt in excess of an agreed minimum amount. The Note is guaranteed on a senior basis by each domestic subsidiary of Namecheap.

The foregoing description is a summary and does not purport to be a complete description of the Note and is qualified in its entirety by reference to the Note which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2014. The Company intends to request confidential treatment of certain terms of the Note in connection with the filing of the Note in accordance with the procedures of the Securities and Exchange Commission.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 17, 2014	RIGHTSIDE GROUP, LTD.

	By:	/s/ Taryn J. Naidu
Taryn J. Naidu
Chief Executive Officer

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